UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 15, 2020

Redfin Corporation
(Exact name of registrant as specified in its charter)

Delaware		001-38160	74-3064240
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

1099 Stewart Street	Suite 600
Seattle	WA		98101
(Address of principal executive offices)			(Zip Code)

(206)	576-8333
Registrant's telephone number, including area code

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	RDFN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 8.01     Other Events.
On October 15, 2020, we priced our offering of $575 million aggregate principal amount of 0% convertible senior notes due 2025 (the “Notes”). We also granted to the initial purchaser of the Notes an option to purchase up to an additional $86.25 million aggregate principal amount of the Notes for settlement within a period of 13 days from, and including, the date the Notes are first issued.
Concurrently with the pricing of our offering, we also entered into privately negotiated transactions with certain holders of our 1.75% convertible senior notes due 2023 to repurchase approximately $116.9 million aggregate principal amount of such notes, and pay accrued and unpaid interest thereon, for approximately $107.4 million in cash and approximately 2.1 million shares of our common stock.
A copy of the press release announcing these transactions is filed as exhibit 99.1 to this report and is incorporated into this report by reference.
Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press release dated October 15, 2020
104	Cover page interactive data file, submitted using inline XBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Redfin Corporation
(Registrant)

Date: October 15, 2020	/s/ Chris Nielsen
Chris Nielsen Chief Financial Officer